EXHIBIT 27(D)(B)(2)

                    GUARANTEED DEATH BENEFIT RIDER
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                         GUARANTEED DEATH BENEFIT RIDER

                         THIS RIDER IS PART OF THE POLICY TO WHICH IT IS ATTACHED. EXCEPT AS OTHERWISE STATED IN THIS RIDER, IT IS SUBJECT TO ALL OF THE PROVISIONS OF THE POLICY.

POLICY NUMBER            [2 000 000]
INSURED                  [John Doe]
RIDER DATE               [June 1, 2000]
RIDER EXPIRY DATE        [June 1, 2065]

RIDER BENEFIT            Your Policy will not lapse as long as benefits are
                         still provided under this rider. On any Monthly
                         Calculation Day that Your Policy's Cash Surrender
                         Value is not sufficient to pay the required monthly deduction, the Grace Period and Lapse provision of
                         Part 4 of the Policy will not apply, and the Policy will continue during that Policy Month. The monthly deduction will continue to be deducted from the Policy
                         Value to the extent possible, and We will waive any excess of the monthly deduction not covered.

RIDER TERMINATION        This Rider will terminate on the earliest of the
                         following dates:

                         (1)  the Rider Expiry Date shown above;

                         (2)  the date of surrender of the Policy;

                         (3)  the date of any policy loan; or

                         (4)  the date of payment of the Policy's Death Benefit.

                                      Phoenix Home Life Mutual Insurance Company

                                                  /s/ John H. Beer

                                                     Secretary